Exhibit 99.1

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Avista Corp. Reports Third Quarter and Year-to-date 2009 Results and Initiates 2010 Earnings Guidance

SPOKANE, Wash. – Oct. 28, 2009, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income of $8.1 million, or $0.15 per diluted share, for the third quarter of 2009, compared to net income of $7.4 million, or $0.13 per diluted share, for the third quarter of 2008. For the nine months ended Sept. 30, 2009 Avista Corp.’s net income was $65.0 million, or $1.18 per diluted share, compared to net income of $56.1 million or $1.04 per diluted share for the nine months ended Sept. 30, 2008.

“We are pleased with our 2009 results through September 30. Our continued solid financial performance keeps us on track to meet our earnings expectations for the year,” said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“We continue to make progress in the timely recovery of our costs and the capital investments we are making in our generation, transmission and distribution infrastructure. New rates went into effect in Idaho effective Aug. 1, 2009, and in September, we reached an all-party settlement in our Oregon natural gas general rate case. As approved by the Oregon Commission, new rates will become effective in Oregon on Nov. 1, 2009.

“In Washington, we reached a partial settlement in our general electric and natural gas rate cases in September. The settlement resolves issues in the areas of cost of capital, power supply, rate spread and rate design, and funding under the Low-Income Ratepayer Assistance Program. We expect a decision from the WUTC on the remaining issues and new rates to be effective by the end of 2009, some 11 months after the case was initially filed.

“In November, we will be lowering natural gas rates for customers in all jurisdictions because of a decline in wholesale prices. These Purchased Gas Adjustments are designed to pass through changes in natural gas costs to our customers with no change in gross margin or net income. Since the beginning of the year, when considering all rate changes effective through Nov. 1, 2009, residential natural gas rates will have decreased 30 percent in Idaho, 28 percent in Washington and 12 percent in Oregon.

“Also, contributing to our improvement in results for 2009 are lower interest costs and a decrease in income tax expense. The decline in interest costs was primarily the result of financing transactions and decisions we made in 2008 and 2009. In September, we issued $250 million of 5.125 percent debt due in 2022.

“With this report, we are initiating our earnings guidance for 2010, which shows continued earnings growth. Overall, I believe we are well positioned to improve upon our solid financial performance in 2010 and beyond,” Morris said.

Third Quarter and Year-to-date 2009 Highlights

Avista Utilities: Avista Utilities contributed net income of $7.2 million, or $0.13 per diluted share, for the third quarter of 2009 compared to $6.5 million or $0.12 per diluted share, for the third quarter of 2008. For the nine months ended Sept. 30, 2009, Avista Utilities contributed net income of $63.2 million, or $1.15 per diluted share compared to $51.8 million or $0.96 per diluted share, for the nine months ended Sept. 30, 2008. The increase in our quarterly and year-to-date utility net income was due in part to an increase in gross margin (operating revenues less resource costs). The increase in gross margin was primarily due to the implementation of the general rate increases in Washington and Idaho.

The increase in net income was also due to a decrease in interest expense and income tax expense. In the third quarter of 2009, we recognized adjustments related to Internal Revenue Service audits and adjustments for the 2008 filed federal tax return. In total, these adjustments had a favorable impact to income tax expense and net income of $3.2 million.

These positive impacts on net income were partially offset by an increase in other operating expenses, depreciation and amortization and taxes other than income taxes. In addition, in the third quarter of 2008 we recorded $5.7 million (pre-tax) of interest income, partially offset by $1.4 million (pre-tax) of interest expense, related to income tax settlements.

We absorbed $2.0 million of expense under the Washington Energy Recovery Mechanism (ERM) in the third quarter of 2009 compared to a benefit of $0.1 million in the third quarter of 2008, which decreased electric gross margin and income from operations by $2.1 million in the third quarter of 2009 as compared to the third quarter of 2008. The ERM is an accounting method used to track certain differences between actual net power supply costs and the amount included in base retail rates for our Washington customers.

We absorbed $6.1 million of expense under the ERM in the first nine months of 2009 compared to $7.3 million in the first nine months of 2008, which increased electric gross margin and income from operations by $1.2 million in 2009 as compared to 2008.

We expect to be in a benefit position under the ERM by the end of 2009 due to lower wholesale electric and natural gas fuel prices than the amount included in retail rates, partially offset by the negative impact from the extended outage at the Colstrip plant.

Avista Utilities’ operating revenues decreased by $127.8 million in the first nine months of 2009 as compared to the first nine months of 2008, as a result of decreases in natural gas revenues of $127.2 million and electric revenues of $0.6 million. The decrease in natural gas revenues was primarily the result of decreased wholesale revenues of $112.2 million (due to decreased prices, partially offset by increased volumes) and retail natural gas revenues of $17.0 million (primarily due to decreased volumes).

The decrease in electric revenues was primarily due to decreases in wholesale revenues of $44.2 million and sales of fuel of $11.0 million, partially offset by increased retail revenues of $54.8 million (primarily due to the Washington general rate increase implemented on Jan. 1, 2009 and the Idaho general rate increases implemented on Aug. 1, 2009 and Oct. 1, 2008).

Resource costs for Avista Utilities decreased $163.6 million due to decreases in natural gas resource costs of $130.6 million and electric resource costs of $33.0 million. The decrease in natural gas resource costs primarily reflects a decrease in the price of natural gas purchases. The decrease in electric resource costs primarily reflects a decrease in fuel costs.

The year to date improved results also reflect a decrease in interest expense, net of capitalized interest, of $11.4 million that was achieved by refinancing maturing higher cost debt with lower cost long-term debt. Lower interest rates on borrowings under our $320 million committed line of credit also contributed to the decrease in interest expense.

Utility other operating expenses increased $17.2 million primarily due to an increase of $6.6 million in electric generation operating and maintenance expenses, an increase of $2.6 million in natural gas distribution and service costs, as well as an $8.2 million increase in pension and other post-retirement benefit costs.

Utility depreciation and amortization increased $4.4 million primarily due to additions to utility plant.

Utility taxes other than income taxes increased $5.0 million due to increased revenue-related taxes (due to increases in electric retail revenues) and increased property taxes.

Advantage IQ: Advantage IQ’s net income attributable to Avista Corporation was $1.4 million, or $0.03 per diluted share, for the third quarter of 2009 compared to $1.3 million or $0.02 per diluted share, for the third quarter of 2008. For the nine months ended Sept. 30, 2009, Advantage IQ’s net income attributable to Avista Corporation was $3.9 million, or $0.07 per diluted share compared to $4.7 million or $0.09 per diluted share, for the nine months ended Sept. 30, 2008. The decrease for the nine months ended Sept. 30, 2009 as compared to 2008 was primarily due to lower short-term interest rates (which decreases interest revenue), the decrease in our ownership percentage in the business in connection with the acquisition of Cadence Network effective July 2, 2008 and increased amortization of intangible assets (related to the Cadence acquisition).

On Aug. 31, 2009, Advantage IQ acquired substantially all of the assets and liabilities of Ecos Consulting, Inc. (Ecos), a Portland, Oregon-based energy efficiency solutions provider. The acquisition of Ecos was funded primarily through borrowings under Advantage IQ’s committed credit agreement. Under the terms of the transaction, Ecos is a wholly-owned subsidiary of Advantage IQ.

Advantage IQ’s revenues for the first nine months of 2009 increased 32 percent as compared to the first nine months of 2008 and totaled $55.1 million. The increase in revenues was due to the third quarter 2008 acquisition of Cadence Network, partially offset by a decrease in interest revenue. In the first nine months of 2009, Advantage IQ managed bills totaling $13.5 billion, an increase of $1.2 billion, or 10 percent, as compared to the first nine months of 2008. The acquisition of Cadence Network added $1.8 billion in managed bills for the first nine months of 2009 as compared to 2008.

Other Businesses: For the third quarter of 2009, the net loss attributable to Avista Corporation was $0.01 per diluted share for the other businesses. For the nine months ended Sept. 30, 2009, the net loss attributable to Avista Corporation was $0.04 per diluted share for the other businesses. Contributing to the net loss attributable to Avista Corporation for the nine months ended Sept. 30, 2009 were losses on long-term venture fund investments of $0.9 million and the accrual of a $0.3 million environmental liability.

Summary Results: Avista Corp.’s results for the third quarter of 2009 and the nine months ended Sept. 30, 2009 (YTD), as compared to the respective periods of 2008 are presented in the table below:

($ in thousands, except per-share data)	Q3 2009	Q3 2008	YTD 2009	YTD 2008
Operating Revenues	$314,692	$382,685	$1,109,273	$1,229,302
Income from Operations	$23,754	$25,332	$147,681	$140,883
Net Income attributable to Avista Corporation	$8,139	$7,359	$65,018	$56,135
Net Income (Loss) attributable to Avista Corporation by Business Segment:
Avista Utilities	$7,239	$6,451	$63,203	$51,791
Advantage IQ	$1,413	$1,340	$3,855	$4,685
Other	$(513)	$(432)	$(2,040)	$(341)
Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.13	$0.12	$1.15	$0.96
Advantage IQ	$0.03	$0.02	$0.07	$0.09
Other	$(0.01)	$(0.01)	$(0.04)	$(0.01)
Total earnings per diluted share attributable to Avista Corporation	$0.15	$0.13	$1.18	$1.04

Liquidity and Capital Resources: In September 2009, we issued $250 million of 5.125 percent First Mortgage Bonds due in 2022. The net proceeds from the issuance of $249.4 million (net of discounts and before Avista’s expenses) were used to retire variable rate short-term borrowings outstanding under our $320 million committed line of credit and for general corporate purposes. In conjunction with the issuance of long-term debt, we cash settled interest rate swap agreements and received a total of $10.8 million. This benefit will be amortized over the life of the debt issued.

As of Sept. 30, 2009, we had a combined $513 million of available liquidity under our $320 million committed line of credit, $200 million committed line of credit, and $85 million revolving accounts receivable sales facility.

Avista has a sales agency agreement to issue up to 2 million shares of common stock from time to time. We issued 750,000 common shares under this agreement in 2008. We will continue to evaluate issuing common stock in future periods; however, we are not currently planning to issue common stock for the remainder of 2009, other than for compensatory plans and the direct stock purchase and dividend reinvestment plan.

Utility capital expenditures were $141 million for the first nine months of 2009. We expect utility capital expenditures to be approximately $210 million for the full year of 2009. We are expecting capital expenditures of $210 million for 2010, excluding potential costs of a wind generation project and projects associated with stimulus funding. Actual capital expenditures may vary from our estimates due to factors such as changes in business conditions, construction schedules and environmental requirements.

We are planning to issue long-term debt and common stock in 2010 in order to finance a portion of our capital expenditures and maturing long-term debt, while maintaining our capital structure at an appropriate level for our business.

Earnings Guidance and Outlook

We are confirming our 2009 guidance for consolidated earnings to be in the range of $1.45 to $1.60 per diluted share. We expect Avista Utilities to contribute in the range of $1.40 to $1.50 per diluted share for 2009. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the fourth quarter of 2009. We are expecting to be at the upper end of our consolidated and utility guidance for 2009; however, despite recent rate increases, these results still do not reflect full recovery of utility capital investments and operating costs to serve customers. We expect Advantage IQ to contribute in the range of $0.09 to $0.11 per diluted share and the other businesses to be between a loss of $0.04 and $0.01 per diluted share.

Avista is initiating its 2010 guidance for consolidated earnings to be in the range of $1.55 to $1.75 per diluted share. We expect Avista Utilities to contribute in the range of $1.45 to $1.60 per diluted share for 2010. Our range for Avista Utilities encompasses expected variability in power supply costs and the resulting impact on the ERM. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation. We expect Advantage IQ to contribute in the range of $0.10 to $0.13 per diluted share and the other businesses to be between break-even and a contribution of $0.02 per diluted share.

Although the recent rate settlements in Idaho and Oregon and the expected resolution of our Washington rate case by the end of 2009 provide progress in the recovery of utility costs, the company will continue to experience regulatory lag in 2010 due to a delay in the recovery of incremental capital investment and increased operating expenses. Avista plans to file new general rate cases in all three states in the first half of 2010 to more closely align earned returns with those authorized by regulators.

NOTE: We will host a conference call with financial analysts and investors on October 28, 2009, at 10:30 a.m. ET to discuss this news release. The call is available at (888) 318-8616, passcode: 52747180. A simultaneous webcast of the call is available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 4, 2009. Call (888) 286-8010, passcode 21970996 to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 355,000 homes and businesses and natural gas to 312,000 homes and businesses in three Western states, serving more than 492,000 customers. Avista’s primary, non-regulated subsidiary is Advantage IQ. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions and their effect on energy demand and generation, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand and wholesale energy markets; global financial and economic conditions (including the availability of credit) and their effect on our ability to obtain funding for working capital and long-term capital requirements on acceptable terms; economic conditions in our service areas, including the effect on the demand for, and customers’ ability to pay for, our utility services; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; changes in wholesale energy prices that can affect, among other things, the cash requirements to purchase electricity and natural gas for retail customers or wholesale obligations and the market value of derivative assets and liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs and investments and delay in the recovery of ownership and operating costs; the potential effects of legislation or administrative rulemaking, including the possible adoption of national or state laws requiring resources to meet certain standards and placing restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers and counterparties; the effect of any potential decline in our credit ratings; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating revenues	$314,692	$382,685	$1,109,273	$1,229,302

Operating expenses:
Resource costs	173,701	251,333	600,112	764,089
Other operating expenses	75,797	67,195	226,827	199,779
Depreciation and amortization	25,156	23,502	73,992	68,920
Utility taxes other than income taxes	16,284	15,323	60,661	55,631

Total operating expenses	290,938	357,353	961,592	1,088,419

Income from operations	23,754	25,332	147,681	140,883

Other income (expense):
Interest expense, net of capitalized interest	(15,326)	(17,927)	(47,687)	(59,072)
Other income (expense) - net	153	7,573	(617)	10,477

Total other income (expense) - net	(15,173)	(10,354)	(48,304)	(48,595)

Income before income taxes	8,581	14,978	99,377	92,288
Income tax expense (benefit)	(53)	7,150	33,034	35,544

Net income	8,634	7,828	66,343	56,744
Less: net income attributable to noncontrolling interests	(495)	(469)	(1,325)	(609)

Net income attributable to Avista Corporation	$8,139	$7,359	$65,018	$56,135

Weighted-average common shares outstanding (thousands), basic	54,706	53,773	54,659	53,366
Weighted-average common shares outstanding (thousands), diluted	55,094	54,205	54,881	53,765
Earnings per common share attributable to Avista Corporation:
Basic	$0.15	$0.14	$1.19	$1.05

Diluted	$0.15	$0.13	$1.18	$1.04

Dividends paid per common share	$0.21	$0.18	$0.60	$0.51

Issued October 28, 2009

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	September 30, 2009	December 31, 2008
Assets

Cash and cash equivalents	$35,025	$24,313
Accounts and notes receivable	149,492	218,846
Other current assets	173,904	239,068
Total net utility property	2,562,682	2,492,191
Total other property and investments	141,693	138,876
Regulatory assets for deferred income taxes	98,060	115,005
Regulatory assets for pensions and other postretirement benefits	163,634	172,278
Other regulatory assets	82,163	85,112
Non-current utility energy commodity derivative assets	76,600	49,313
Power cost deferrals	37,531	57,607
Unamortized debt expense	30,827	33,004
Other deferred charges	6,369	5,134

Total Assets	$3,557,980	$3,630,747

Liabilities and Stockholders’ Equity

Accounts payable	$133,135	$176,116
Current portion of long-term debt	27,206	17,207
Short-term borrowings	33,400	252,200
Other current liabilities	253,538	243,021
Long-term debt	1,060,951	809,258
Long-term debt to affiliated trusts	51,547	113,403
Regulatory liability for utility plant retirement costs	216,762	213,747
Pensions and other postretirement benefits	144,876	184,588
Deferred income taxes	443,440	488,940
Other non-current liabilities and deferred credits	145,920	124,178

Total Liabilities	2,510,775	2,622,658

Stockholders’ Equity
Avista Corporation Stockholders’ Equity:
Common stock - net (54,740,806 and 54,487,574 outstanding shares)	776,977	774,986
Retained earnings and accumulated other comprehensive loss	259,185	221,897

Total Avista Corporation Stockholders’ Equity	1,036,162	996,883
Noncontrolling interests	11,043	11,206

Total Stockholders’ Equity	1,047,205	1,008,089

Total Liabilities and Stockholders’ Equity	$3,557,980	$3,630,747

Issued October 28, 2009

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)

(Dollars in Thousands)

	Third Quarter		Nine Months Ended September 30,
	2009	2008	2009	2008
Avista Utilities
Retail electric revenues	$165,350	$145,649	$516,299	$461,520
Retail kWh sales (in millions)	2,119	2,134	6,552	6,658
Retail electric customers at end of period	355,035	352,348	355,035	352,348

Wholesale electric revenues	$15,512	$42,063	$66,756	$110,958
Wholesale kWh sales (in millions)	398	495	1,857	1,506

Sales of fuel	$13,316	$25,510	$29,479	$40,498
Other electric revenues	$4,262	$4,773	$11,763	$11,928

Retail natural gas revenues	$33,807	$37,076	$279,760	$296,712
Wholesale natural gas revenues	$48,456	$95,965	$110,051	$222,259
Transportation and other natural gas revenues	$3,546	$2,788	$10,870	$8,866
Total therms delivered (in thousands)	217,561	178,680	648,571	598,767
Retail natural gas customers at end of period	312,771	309,766	312,771	309,766

Income from operations (pre-tax)	$21,541	$22,237	$141,225	$131,950
Net income attributable to Avista Corporation	$7,239	$6,451	$63,203	$51,791

Advantage IQ
Revenues	$19,727	$16,822	$55,113	$41,743
Income from operations (pre-tax)	$3,075	$2,872	$8,462	$8,440
Net income attributable to Avista Corporation	$1,413	$1,340	$3,855	$4,685

Other
Revenues	$10,716	$12,039	$29,182	$34,818
Income (loss) from operations (pre-tax)	$(862)	$223	$(2,006)	$493
Net loss attributable to Avista Corporation	$(513)	$(432)	$(2,040)	$(341)

Issued October 28, 2009